Exhibit 10.1
ELASTIC OFFER LETTER
(Date: January 11, 2022)

Ashutosh Kulkarni

Dear Ashutosh,

Elasticsearch, Inc. (the “Company”), is pleased to offer you continued employment with the Company on the terms described below.

1.Position. Following the Effective Date, your position will be acting Chief Executive Officer of Parent, reporting to the board of directors (the “Board”) of Elastic N.V. (the “Parent”). The Company anticipates that at the next Extraordinary General Meeting of the shareholders of Parent, to be held on or about March 9, 2022 (the “EGM”), you will be appointed as a member of the Board of Parent and become the Chief Executive Officer of Parent. As this offer is for a position that will be an “executive officer” position (as such term is defined in Rule 3b-7 under the Securities and Exchange Act of 1934 (the “’34 Act”)) and an “officer” position (as such term is defined in Section 16 of the ’34 Act), the terms of this offer letter and your appointment to the position contemplated hereby are subject to the approval of the Board and the Compensation Committee of the Board (the “Compensation Committee”). Your position, as applicable, shall be subject to the Articles of Association of the Parent, the Board Rules of the Parent and any required Board and shareholder approvals.

2.Compensation.

a.Base Salary. Following the Effective Date, you will be paid a salary at the rate of $600,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.

b.Annual Incentive Compensation. Your annual target incentive compensation for fiscal year 2022 will be equal to the sum of (i) 60% of your base salary for the period between the commencement of fiscal year 2022 and the Effective Date, and (ii) 100% of your base salary for the period between the Effective Date and the end of fiscal year 2022, less applicable withholding, and will be subject to the terms and conditions of the Company’s Executive Incentive Compensation Plan or any successor plan or arrangement adopted and implemented by the Company.

You should note that the Company reserves the right to modify salaries and/or incentive compensation opportunities from time to time as it deems necessary.

3.Equity Award. Subject to the approval of the Board or the Compensation Committee, you will be granted awards covering ordinary shares of Elastic N.V. with an aggregate approximate value of $12,000,000 (each an “Equity Award”, and together, the “Equity Awards”). 1/3 of the value of the Equity Awards will be in the form of a restricted stock unit award, and 2/3 of the value of the Equity Awards will be in the form of a nonstatutory stock option grant to purchase shares of Elastic N.V. The dollar value of each Equity Award will be converted into a number of shares subject to the Equity Award at the time the award is granted in accordance with our equity grant practices in effect at that time. Subject to approval of your appointment as Chief Executive Officer of the Parent at the EGM, each Equity Award will vest over a 4-year period ratably on designated vesting dates following the applicable vesting commencement date in accordance with our equity grant practices, subject to your continuous service with the Company or its affiliates through each vesting date. The vesting commencement date of your restricted stock unit award under this letter will be March 8, 2022, and the vesting commencement date of your stock option under this letter will be January 11, 2022. Each Equity Award will be subject to the terms and conditions set forth in the Elastic N.V. Amended and Restated 2012 Stock Option Plan or a future equity plan, a standard form of either a restricted stock unit award agreement or an option award agreement adopted under such plan, as applicable, and our equity grant practices in effect from time to time.

4.Vacation and Holidays. During your employment with the Company, you will be entitled to 4 weeks of paid vacation during each calendar year, which shall accrue ratably over the calendar year and be pro-rated for the remainder of this calendar year. Such vacation shall be subject to and taken in accordance with the vacation policies of the Company. We strongly encourage you to take the vacation that you accrue in a calendar year in the same calendar year. Vacation must be taken by you at such time or times as mutually agreed between you and the Company. You will also be entitled to the paid holidays as set forth in the Company’s policies. Upon termination of your employment with the Company, you will be paid for any unused vacation accrued by you as of the termination date.

5.Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in the employee benefit plans, if any, currently and hereafter maintained by the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. You should note that the Company may modify or terminate benefits from time to time as it deems necessary or appropriate.

6.Severance & Change of Control Benefits. As an executive of the Company, you will continue to be eligible to receive severance and change of control benefits under certain circumstances pursuant to the Change in Control and Severance Agreement between you and the Company dated December 2, 2020 (the “Severance Agreement”). Accordingly, your potential severance and change of control benefits and the terms and conditions thereof are set forth in the Severance Agreement.

7.Confidential Information and Invention Assignment Agreement. You will continue to be required as a condition of your employment with the Company to comply with the Company’s standard Confidential Information and Invention Assignment Agreement executed by you on January 3, 2021 (the “Confidentiality Agreement”).

8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and an authorized officer of the Company.

9.Location: You will continue to work from the Company’s Mountain View, CA Office.

10.Outside Activities. Except for pre-existing engagements previously disclosed to the Company in writing, following the Effective Date, while you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company.

11.Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all withholding and any other deductions required by applicable law.

12.Entire Agreement and Governing Law. This letter, together with the Severance Agreement and the Confidentiality Agreement, supersedes and replaces any prior or contemporaneous understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter, including (but not limited to) the letter agreement between you and the

Company dated December 2, 2020. This letter will be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law.

13.Counterparts. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile, electronic, or scanned image will have the same force and effect as execution of an original, and a facsimile signature, electronic, or scanned image will be deemed an original and valid signature. If you wish to accept the terms of this letter, please sign electronically as presented.

[Signature page follows.]

This offer, if not accepted, will expire at the close of business on January 18, 2022.

We look forward to your favorable reply and to working with you at Elastic.

Very truly yours,
ELASTICSEARCH, Inc

/s/ Leah Sutton
Leah Sutton, SVP Global HR
1/12/2022
Date
ACCEPTED AND AGREED:

/s/ Ashutosh Kulkarni
Ashutosh Kulkarni

1/12/2022
Date
Effective Date: January 11, 2022